Officers Management Bonus Plan FY05

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The KinderCare Learning Centers, Inc. Management Bonus Plan is designed to encourage and reward excellent performance.

The Bonus Plan is separated into three components:

o 70% is based on the financial performance of the company, as measured by Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA);

o 20% is based on the financial performance of the company, as measured by Net Income;

o    10% is based on the achievement of established personal objectives.

Your bonus target is as follows:

                        35%-70%% of base annual earnings

EBITDA Payout: 70% of your bonus will be based on EBITDA performance. In order for this portion of the bonus to become payable, the Company must achieve EBITDA greater than 90% of the targeted EBITDA established in the fiscal year Financial Plan of the Company. For example, the EBITDA portion of the bonus becomes payable as soon as EBITDA reaches 90.01%. As EBITDA performance increases past 90%, the percentage of your bonus increases. Two significant changes for this year are that your bonus will now double at 108% (formerly 110%) and there is no longer an upper limit on the bonus payout. It's now possible to achieve greater than a 200% payout.

Net Income Payout: 20% of your bonus will be based on Company Net Income performance. This is a new component of the bonus program and has been added to provide an increased emphasis on earnings. In order for this portion of the bonus to become payable, the Company must achieve Net Income performance greater than 70% of the targeted Net Income established in the fiscal year Financial Plan of the Company. For example, the Net Income portion of the bonus becomes payable as soon as Net Income reaches 70.01%. As Net Income performance increases past 70%, the percentage of your bonus increases. Similar to the EBITDA Bonus Component, there is no upper limit on the bonus payout. It's possible to achieve greater than a 200% payout with the Net Income component of the bonus.

Personal Objectives: 10% of your bonus is based on how well you accomplish your own personal objectives established with your supervisor. You and your supervisor will meet and establish 3-5 measurable personal objectives for the year. At the end of the fiscal year, you and your supervisor will meet to review your performance relative to these objectives. You have the ability to double the portion of your bonus that is based on personal objectives by exceeding the objectives established at the beginning of the year.

The following is an example of how bonus percentages multiply as Company performance increases:

      EBITDA Performance       Net Income Performance      Personal Objectives
     ---------------------     ----------------------     ----------------------
     Performance   Bonus %     Performance    Bonus %     Performance    Bonus %
     -----------   -------     -----------    -------     -----------    -------
          112.0%   250.00%          136.0%       220%
          111.0%   237.50%          133.0%       210%
          110.0%   225.00%          130.0%       200%          200.0%       200%
          109.0%   212.50%          127.0%       190%          190.0%       190%
          108.0%   200.00%          124.0%       180%          180.0%       180%
          107.0%   187.50%          121.0%       170%          170.0%       170%
          106.0%   175.00%          118.0%       160%          160.0%       160%
          105.0%   162.50%          115.0%       150%          150.0%       150%
          104.0%   150.00%          112.0%       140%          140.0%       140%
          103.0%   137.50%          109.0%       130%          130.0%       130%
          102.0%   125.00%          106.0%       120%          120.0%       120%
          101.0%   112.50%          103.0%       110%          110.0%       110%
          100.0%   100.00%          100.0%       100%          100.0%       100%
           99.0%    90.00%           97.0%        90%           90.0%        90%
           98.0%    80.00%           94.0%        80%           80.0%        80%
           97.0%    70.00%           91.0%        70%           70.0%        70%
           96.0%    60.00%           88.0%        60%           60.0%        60%
           95.0%    50.00%           85.0%        50%           50.0%        50%
           94.0%    40.00%           82.0%        40%           40.0%        40%
           93.0%    30.00%           79.0%        30%           30.0%        30%
           92.0%    20.00%           76.0%        20%           20.0%        20%
           91.0%    10.00%           73.0%        10%           10.0%        10%
           90.0%     0.00%           70.0%         0%            0.0%         0%

Examples: In this example, your earnings during the bonus period are $80,000 and you're at a 17% bonus level. Therefore, your bonus target is 17% of $80,000 or $13,600. The company achieves 100% of Plan in EBITDA, Net Income and you achieve 100% of your Personal Bonus objectives, your payout would be calculated as follows:

              EBITDA Payout at 100%                    $  9,520
              Net Income Payout at 100%                $  2,720
              Personal Objective Payout at 100%        $  1,360
              Total Payout                             $ 13,600

Let's look at another example. Let's assume the same earnings and bonus percentage as above, however, this time the Company EBITDA performance comes in at 105%, Net Income comes in at 115% and you achieve 180% of your Personal Bonus Objectives. In this example, your payout would be as follows:

    EBITDA Payout at 105%                $ 15,470 (163% of EBITDA target)
    Net Income Payout at 115%            $  4,080 (150% of Net Income Target)
    Personal Objective Payout at 180%    $  2,448 (180% of Personal Objectives
                                                           Target)
    Total Payout                         $ 21,998 (162% of total bonus target)

These are only examples and are intended to show you the opportunity the new bonus plan offers you.

The bonus is based on your base annual earnings and does not include bonus or incentive payments, Short-Term Disability benefits (KinderCare or state provided), Long Term Disability, Workers' Compensation Payments or any other form of compensation paid with respect to periods you were not actively working. Your bonus is NOT based on your annual salary.

To be eligible for the bonus, you must be employed in a bonus eligible position on the last day of the fiscal year for which the bonus is applicable. If you transfer from one bonus eligible position to another bonus eligible position, your bonus will be calculated using the formula set forth above and will recognize your performance in each position. For your old position, financial and individual performance will be measured through the end of the accounting period that includes the effective date of the transfer. Financial and individual performance measurements for your new position will begin the first day of the next accounting period.

Please review this information carefully, and if you have any questions, please talk with your supervisor. You may also call Ruth Cusack at x1572 or Robyn Giger at x1380.



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